Exhibit 99.2

READY CAPITAL CORPORATION TO ACQUIRE UNITED DEVELOPMENT FUNDING IV December 2, 2024

Disclaimer 2 These materials and any presentation of which they form a part are neither an offer to sell, nor a solicitation of an offer to purchase, an interest in Ready Capital Corporation (“Ready Capital,” “RC,” or the “Company”) . In connection with the proposed merger, United Development Funding IV ("UDF IV") expects to call a special meeting of its shareholders to approve the merger and to distribute a proxy statement and other documents to its shareholders in connection with the special meeting and Ready Capital expects to file with the SEC a registration statement on Form S - 4 , containing a prospectus and the UDF IV proxy statement, and other documents with respect to the proposed merger . The Ready Capital prospectus and the UDF IV proxy statement will contain important information about the proposed transaction and related matters . SHAREHOLDERS OF UDF IV ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROSPECTUS AND THE UDF IV PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO EACH OF THEM) AND OTHER RELEVANT DOCUMENTS FILED BY READY CAPITAL WITH THE SEC AND MADE AVAILABLE BY UDF IV CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT READY CAPITAL, UDF IV AND THE PROPOSED MERGER . UDF IV shareholders may obtain free copies of the registration statement, the prospectus and other relevant documents filed by Ready Capital with the SEC (if and when they become available) through the website maintained by the SEC at www . sec . gov . Copies of the documents filed by Ready Capital with the SEC are also available free of charge on Ready Capital's website at www . readycapital . com . UDF IV shareholders may obtain free copies of the proxy statement and other relevant documents made available by UDF IV free of charge on UDF IV’s website at www . udfonline . com . Certain information relating to UDF IV and its affiliates contained in this presentation was provided by UDF IV . Neither the Company nor any of its representatives or affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the information contained herein and Company and its representatives disclaim all liability to the recipient relating to, or resulting from, the use of this information . Nothing contained in this document is, or shall be relied upon as a promise or representation as to the past, current or future performance of Company . There is no guarantee that any of the estimates, targets or projections illustrated in these materials and any presentation of which they form a part will be achieved . Any references herein to any of the Company’s past or present investments or its past or present performance, have been provided for illustrative purposes only . It should not be assumed that these investments were or will be profitable or that any future investments by the Company will be profitable or will equal the performance of these investments . Past performance is not indicative of future results and there can be no assurance that the Company will achieve comparable results in the future . This presentation contains statements that constitute "forward - looking statements," as such term is defined in Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, and such statements are intended to be covered by the safe harbor provided by the same . These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward - looking statements ; the Company can give no assurance that its expectations will be attained . Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the risk that the merger will not be consummated within the expected time period or at all ; the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement ; the inability to obtain stockholder approvals relating to the merger and issuance of shares in connection therewith or the failure to satisfy the other conditions to completion of the merger ; risks related to the disruption of management attention from ongoing business operations due to the proposed merger ; the effect of the announcement of the proposed merger on the Company’s and UDF IV’s operating results and businesses generally ; the outcome of any legal proceedings relating to the merger ; applicable regulatory changes ; general volatility of the capital markets ; inflationary pressures on the capital markets and the general economy ; changes in the Company’s investment objectives and business strategy ; the availability of financing on acceptable terms or at all ; the availability, terms and deployment of capital ; the availability of suitable investment opportunities ; changes in interest rates or the general economy ; increased rates of default and/or decreased recovery rates on investments ; changes in interest rates, interest rate spreads, the yield curve or prepayment rates ; changes in prepayments of Company’s assets ; the degree and nature of competition, including competition for the Company’s target assets ; risks related to integrating an existing lending platform into our operations ; risks related to the origination and ownership of construction loans and other assets, which are typically short - term loans that are subject to additional risks as compared to loans secured by existing structures or land ; risks related to the origination and ownership of bridge loans and other assets, which are typically short - term loans that are subject to higher interest rates, transaction costs and uncertainty on loan repayment ; risks relating to any future impact of the COVID - 19 pandemic, including the responses of governments and industries, on the real estate sector ; and other factors, including those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10 - K filed with the SEC, and other reports filed by the Company with the SEC, copies of which are available on the SEC’s website, www . sec . gov . The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law . This presentation also contains market statistics and industry data which are subject to uncertainty and are not necessarily reflective of market conditions . These have been derived from third party sources and have not been independently verified by the Company or its affiliates . All material presented is compiled from sources believed to be reliable and current, but accuracy cannot be guaranteed . All data is as of September 30 , 2024 , unless otherwise noted . This presentation includes certain non - GAAP financial measures, including Distributable Earnings . These non - GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures in accordance with GAAP . Please refer to the Appendix contained in the Company’s most recent Supplemental Financial Data presentation furnished to the SEC and available at www . sec . gov for the most recent GAAP information . Market data and industry information presented throughout this presentation are based on management's knowledge of the industry and the good faith estimates of management . Management also relied, to the extent available, upon management's review of independent industry surveys and publications and other publicly available information prepared by a number of third party sources . All of the market data and industry information used in this presentation involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . Although the Company believes that these sources are reliable, the Company cannot guarantee the accuracy or completeness of this information, and it has not independently verified this information . While the Company believes the estimated market position, market opportunity and market size information included in this presentation are generally reliable, such information, which is derived in part from management's estimates and beliefs, is inherently uncertain and imprecise . No representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such statements or projections . Projections, assumptions and estimates of the Company’s future performance and the future performance of the industry in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above . These and other factors could cause results to differ materially from those expressed in the Company’s estimates and beliefs and in the estimates prepared by independent parties .

Agenda Introduction I. Transaction Summary and Benefits to Stakeholders II. United Development Funding IV Portfolio Overview III. 3

Introduction

Overview of Ready Capital Corporation

READY CAPITAL.

Overview of Ready Capital

- Ready Capital Corporation (NYSE: RC) ("Ready Capital" or the "Company") is a non-bank lender to both investors in and owners of lower-to-middle-market (LMM) commercial real estate (CRE) properties with book value of approximately $2.3bn
- All-weather investment strategy as a direct lender and acquirer of loan portfolios, including distressed portfolios
  - $9.4bn portfolio of more than 7,500 loans diversified across 50 states & Europe with 98% first lien[1]
  - Headquartered in New York, NY, Ready Capital's operating companies are supported by 505 employees across the Company's 9 offices
- Externally managed by Waterfall Asset Management, LLC ("Waterfall"), a leading $13.1bn[2,3] global structured products investment manager with a 19-year track record

Key Statistics[4]

$11.3 Billion *Total Assets*	**$2.3 Billion** *Total Equity*
$12.59 *Book Value per Share*	**13.6%** *Dividend Yield*
$1.2 Billion *Market Capitalization*	**8.4%** *Dist. ROE Before Realized Losses[5]*
1.0x *Recourse Leverage*	**1,630** *CRE Loans*
$5.1 Million *Average Loan Size*	**98%** *1st Lien Assets*
70.5% *Wtd. Avg. LTV on LMM CRE Loans*	**$53.7 Billion** *ITD Originations*

Investment Portfolio Breakdown[6]



Bridge
Fixed Rate/CMBS
Construction
Freddie Mac
Small Business Lending
Other[7]
60%
10%
11%
1%
13%
5%

Market Segment Overview

LMM Commercial Real Estate

- Acquires and originates LMM loans secured by stabilized or transitional investor properties using multiple loan origination channels; generally held-for-investment or placed into securitizations
- **Products:** Full project life cycle financing incl. Construction, Bridge, Fixed Rate/CMBS and Freddie Mac | **Earnings Drivers:** Net interest & servicing income

$9 Billion of total assets | 86% of loan portfolio[1] | 90% of allocated equity[8]

Government-Backed Small Business Lending

- Acquires, originates and services owner-occupied loans guaranteed by the SBA under its Section 7(a) loan program and government guaranteed loans focusing on the USDA
- **Products:** Government-backed Small Business loans and USDA loans | **Earnings Drivers:** Gain on sale, net interest, and servicing income

$1.5 Billion of total assets | 14% of loan portfolio[1] | 8% of allocated equity[8]

Note: Data as of September 30, 2024 unless otherwise noted. (1) Calculated on carrying value (CV). (2) As of August 31, 2024. (3) Includes unfunded committed capital. (4) Portfolio and financial metrics as of September 30, 2024; market data as of November 29, 2024. (5) Distributable return on equity from continuing operations before realized losses is an annualized percentage equal to distributable earnings over the average monthly total stockholders' equity for the period before certain charge-offs and losses on sales of real estate owned assets and LMM loans. (6) Assets include loans, MBS, servicing assets, JV investments, real estate owned, and purchased future receivables. (7) Loans with the "Other" classification are generally LMM acquired loans that have nonconforming characteristics for the Fixed rate, Bridge, or Construction categories. (8) Remaining 2% of equity allocation relates to Ready Capital's residential mortgage banking business which it has announced its intention to strategically exit.

5

Waterfall – A Successful & Proven Asset Manager

READY CAPITAL.

WATERFALL Asset Management

19 year
Investment record

$13.1bn[2]
AUM

150+
Employees

60+
Investment professionals

60+ years
Leadership team combined experience

Waterfall Assets Under Management Strategy[1]


Real Estate 4%
Private Equity 1%
Loans 17%
Asset-Backed Securities 60%
$13.1bn AUM²
Ready Capital 18%

Waterfall Overview

- SEC-registered credit investment advisor founded in 2005
- Top global manager with focus on real estate loans & ABS
- Principals were early pioneers of the ABS industry
- Co-founders (Tom Capasse and Jack Ross) started Merrill Lynch ABS business in 1980s
- Ready Capital has the right of first refusal on all LMM CRE loans sourced by Waterfall[3]

(1) Represents internal company breakdown. (2) Includes unfunded committed capital; as of August 31, 2024. (3) Waterfall has agreed in the side letter agreement that, for so long as the management agreement is in effect, neither it nor any of its affiliates will (i) sponsor or manage any additional investment vehicle where the Company does not participate as an investor whose primary investment strategy will involve LMM mortgage loans, unless Waterfall obtains the prior approval of a majority of the Company's board of directors (including a majority of its independent directors), or (ii) acquire a portfolio of assets, a majority of which (by value or UPB) are LMM mortgage loans on behalf of another investment vehicle (other than acquisitions of LMM ABS), unless the Company is first offered the investment opportunity and a majority of its board of directors (including a majority of its independent directors) decide not to acquire such assets.

6

Overview of UDF IV

Overview of UDF IV

- United Development Funding IV ("UDF IV") was formed in 2008 as an externally advised, Maryland Real Estate Investment Trust to originate and hold loans secured by residential real estate
- UDF IV is a unique, non-bank lender that specializes in single-family residential development finance
- Since inception, UDF IV has originated approximately $1.6bn of loans, funding the construction of over 940 single-family homes and one or more stages of development for 62,000+ finished lots in 114 residential communities
- UDF IV currently operates in four of the top six U.S. housing markets (Dallas Fort Worth, Houston, Austin and San Antonio)[1]
- Ready Capital/Waterfall, UDF IV and their respective affiliates have a 10+ year relationship during which they have completed more than $110 million of transactions together

UDF IV Business Model

UDF IV invests in secured loans and makes strategic investments across stages 2 through 4 of the single-family residential development lifecycle



1 Raw Land Acquisition



2 Entitled Land & Lot Development



3 Finished Lot Sales



4 Home Construction & Sale

- Provides debt and equity capital solutions to developers and homebuilders for the acquisition and development of land into single family residential lots, finished lot financing, and construction of new and model single-family homes
- UDF IV focuses on the largest homebuilding markets in the country with affordable and stable home prices, strong demand fundamentals, balanced housing supplies and strong economies

Sample Lot Development Loan Timeline (36-month loan)

Pre-Loan Closing	Months 1-12	Months 13-36	Month 24+	Month 36
• Entitlements secured, may include development agreement and/or municipal reimbursement creation (MUD, PID, Other) • Execution and collateral assignment of construction contract with GC • Execution collateral assignment of Lot Sale Agreement(s) with builder(s) • Builder earnest money released to partially capitalize development	• Mobilization, horizontal infrastructure construction commences (site work/grading, roads, utilities, etc.) (funded by lender)	• Builder purchases lots per contractual lot takedown schedule, typically quarterly lot purchases • Lender typically sweeps 100% of net proceeds after builder pro-rata earnest money deposit credit	• Municipal reimbursements (if project is in a MUD) continue to flow to land developer as builder(s) complete new homes creating additional tax base	• Loan maturity / repayment (repayment may occur sooner depending on lot takedown cadence and timing of municipal reimbursements)

1) Zonda Q3 2024 Top 25 Housing Starts Markets report.

7

Combined History of Ready Capital & UDF IV

READY CAPITAL.

Waterfall / Ready Capital – UDF IV and Affiliates Relationship Timeline

Jul '14-Sep '16
Waterfall provides $50M senior secured note financing in 2014 that was fully repaid in 2016

Sep '18-Dec '19
Forward flow arrangement commences w/ Valencia on the Lake (Phase 2A) ($2.7M) & Terracina (Phase 3) ($1.6M)

Nov-Dec '20
Rancho Del Lago (Phases 2 & 3) ($4.7M) and Verandah (Phase 4) ($12.3M)

Aug '21
Valencia on the Lake 2B2 & 4 ($31.5M)

Jan '22
UDF IV appoints new CEO/CFO & implements board changes

Jun '21-Dec '22
Cloverdale loan ($7.5M)

May-Nov '24
RC and UDF IV enter into merger discussions and enter into Definitive Agreement

Waterfall/Ready Capital have a long history with UDF IV and its affiliates having funded over $110mm of loans over the last 10 years (all repaid in full)

Project Name	Project Type	Metro Market	Home Builder(s)	Loan Amount	Interest Rate	No. of Lots	No. of Acres	Closing Date	Repayment Date
Waterfall Loan to UDF IV (#1)	LOC - Notes Receivable	Grapevine, TX	-	$ 35,000,000	10.00%	NA	NA	7/2/14	9/26/16
Waterfall Loan to UDF IV (#2)	LOC - Notes Receivable	Grapevine, TX	-	15,000,000	10.00%	NA	NA	10/14/14	9/26/16
Valencia on the Lake (Phase 2A)	Finished Lot Inventory	Dallas-Ft. Worth, TX	Dunhill, First Texas, Oakdale	2,733,000	9.25%	50	NA	9/1/18	4/12/19
Terracina Phase 3	Finished Lot Inventory	Dallas-Ft. Worth, TX	Toll Brothers	1,571,269	12.00%	12	NA	12/13/19	2/27/20
Rancho Del Lago	Land Loan	San Antonio, TX	Meritage Homes	4,715,000	8.00%	NA	254	11/4/20	1/11/22
Verandah - Phase 4	Lot Development	Dallas-Ft. Worth, TX	DR Horton, Lennar Homes	12,260,000	9.25%	252	NA	12/29/20	8/18/22
Cloverdale	Lot Development	Houston, TX	First America Homes, K Hovnanian of Houston	7,508,000	12.00%	154	NA	6/29/21	11/7/24
Valencia on the Lake 2B2 & 4	Lot Development	Dallas-Ft. Worth, TX	DR Horton, Mattamy, First Texas, Beazer	31,467,000	9.25%	534	NA	8/27/21	6/5/24
Total				**$110,254,269**		**1,002**	**254**		

8

Transaction Summary and Benefits to Stakeholders

Transaction Summary

READY CAPITAL.

Transaction Summary	• Stock-for-stock acquisition of UDF IV by Ready Capital
Pre-Closing Cash Distributions by UDF	• UDF IV shareholders will receive up to $75 million in cash distributions, or up to $2.44 per share, funded from the UDF IV pre-closing balance sheet, subject to payment of all UDF IV transaction expenses and retaining a $15 million minimum cash balance
Upfront Stock Consideration	• As part of the merger consideration, UDF IV shareholders will receive 0.416 shares (the "Exchange Ratio") of Ready Capital for each UDF IV common share they own • The Exchange Ratio was negotiated to reflect an adjustment for the estimated pre-closing cash distributions by UDF IV to its shareholders, as well as other valuation adjustments • Results in implied upfront stock consideration of $94 million, or $3.07 per UDF IV share, based on Ready Capital's closing stock price as of November 29, 2024 • Ready Capital is issuing the upfront stock consideration at a transaction-adjusted tangible book value per share of $11.96
Contingent Consideration[1]	• As part of the merger consideration, UDF IV shareholders will receive 0.416 contingent value rights ("CVR") for each UDF IV common share they own • The CVR entitles UDF IV shareholders to 60% of any cash proceeds received between closing and December 31, 2028, from select loans in excess of the outstanding principal of such loans and net of certain costs • CVR payouts are made in Ready Capital shares and based on realized cash flows divided by its TBV at time of delivery • CVR holders will also receive dividends accrued on any Ready Capital shares issued as part of the CVR, payable in Ready Capital shares (in a similar mechanic as described above) or cash, at the election of Ready Capital • Cash flows are measured across 4 periods ending December 31, 2025, 2026, 2027 and 2028, after which the CVRs have no claim
Pro Forma Ownership	• Ready Capital: ~93%; UDF IV: ~7%
External Manager	• Following consummation of the merger, Ready Capital's current manager, Waterfall, will continue to serve as the external manager of the combined company
Governance & Social Matters	• Ready Capital's senior management team will remain the senior management of the combined company • Ready Capital's board of directors to remain unchanged • UDF IV will terminate its advisory agreement with its advisor, UMTH General Services, L.P. ("UMTH"), effective as of the closing of the merger • No termination fee payable to UMTH in connection with the termination • Ready Capital intends to execute a sub-advisory agreement with a UDF IV affiliate to manage the existing UDF IV portfolio and to source new production for Ready Capital at mutually agreeable terms
Required Approvals	• The transaction is subject to approval by holders of a majority of UDF's outstanding shares
Expected Closing	• Target closing in first half of 2025

(1) See page 14 for further information.

10

Strategically and Financially Compelling 11 Benefits to Ready Capital Stakeholders Benefits to UDF IV Stakeholders Meaningful Upfront Cash Distribution The transaction facilitates significant cash distributions to UDF IV shareholders, estimated to be up to $2.44 per share between now and closing of the transaction Provides Liquid Stock Consideration and Upside Potential As owners of Ready Capital shares, UDF IV shareholders would own a NYSE - listed stock with a 10 - day average daily volume of 1.41 million shares and a current dividend yield of 13.6% Future CVR Potential Provides opportunity for UDF IV shareholders to receive contingent consideration and aligns incentives to generate further value from selected assets in the UDF IV portfolio Enhanced Platform; Diversification; Expertise Enables UDF IV investors to benefit from an efficient, scalable operating platform, a diversified business model, exposure to an existing broad pool of real estate debt investments, and access to the extensive expertise and resources of Ready Capital’s external manager, Waterfall x x x x Financially Compelling Transaction is expected to generate meaningful distributable earnings accretion in 2025 and 2026, minimal book value dilution at closing with an earnback period of only one quarter, and projected returns well in excess of Ready Capital’s cost of equity capital Attractive Portfolio Attributes Ready Capital is acquiring a portfolio of pure - play residential land loans concentrated in Dallas - Fort Worth, a top performing U.S. residential market, which is well positioned to benefit from significant unmet housing supply Catalyst for Ready Capital Residential Platform Addition of UDF IV grows Ready Capital’s existing residential construction / single family residential lending platform, gives access to a robust pipeline of forward flow and gives Ready Capital the ability to expand into new markets with strong fundamentals Established Relationship Ready Capital and Waterfall have a lengthy history with UDF IV and its affiliates, having funded over $110 million of loans over the last 10 years with all loans to date having paid off x x x x

Highly Attractive Transaction Economics 12 • Implied upfront stock consideration (excluding the CVR) based on Ready Capital’s closing stock price as of November 29, 2024 is $94 million, or $3.07 per UDF IV share o The exchange ratio for the upfront stock consideration was negotiated using a tangible book value to tangible book value framework o UDF IV’s tangible book value contribution was adjusted for the estimated pre - closing cash distributions of $75 million, and then further adjusted by $64 million based on other negotiated factors, including liquidity, administrative overhead and targeted return • Transaction multiples: o Price / TBV 1 : 0.44x based on Ready Capital’s closing stock price as of November 29, 2024 o Price / TBV 1 : 0.72x based on Ready Capital’s transaction adjusted tangible book value per share • Going forward, UDF IV shareholders will benefit from the liquid, lower cost, diversified platform that Ready Capital provides, as well as potential upside from the CVR mechanism Upfront Stock Consideration Value • Research analyst consensus estimates used for Ready Capital forecast for 2025 - 2026 • 2025 distributable earnings of $180 million or $1.07 per share • 2026 distributable earnings of $202 million or $1.22 per share Research Analyst Consensus Estimates for Ready Capital Standalone • UDF IV standalone forecast per Ready Capital management and inclusive of applying asset - level financing to the portfolio and deployment of excess liquidity into new loans • Projected interest income is accrued straight - line over the life of each loan • Assumes excess cash is reinvested at market yields • Projected principal repayments in excess of carrying value are accreted straight - line over the life of each loan • External management fee of 1% 2 • Assumes asset level financing at advance rates and costs consistent with Ready Capital’s existing debt financing Ready Capital Management Forecast for UDF IV Standalone Source: Company documents; S&P Global Market Intelligence. (1) Based on adjusted tangible book value per share for UDF IV as of September 30, 2024 of $6.92, which is calculated as total stockholders’ equity of $287.3 million less $75.0 million of distributions expected to be paid to UDF IV shareholders between September 30, 2024 a nd closing and divided by fully diluted shares outstanding of 30.691 million. (2) Ready Capital’s management fee is 1.5% of stockholders’ equity up to $500 million and 1.0% of stockholders’ equity in excess of $50 0 m illion. (3) IRR calculations assumes upfront equity consideration based on Ready Capital’s tangible book value per share and net of minimum $15 million cash on UDF IV balance sheet at closing per Definitive Ag reement and projected asset - level cash flows including future funding requirements, interest and principal repayments through 2033. Excludes reinvestment of excess liquidity into new loans. (4) Includes assumed asset level financing. (5) Based on adjusted tangible book value per share for Ready Capital of $11.96 divided by $1.00 per share annualized dividend based on most recent quarterly dividend of $ 0.2 5. Pro Forma Financial Impacts ~15% 2025E Distributable EPS Accretion ~11% 2026E Distributable EPS Accretion $0.03 TBV per Share Dilution at Close 1 Quarter TBV per Share Earnback ~18% Unlevered IRR 3 ~23% Levered IRR 3,4 ~8% RC Cost of Equity Capital 5 ~ 10% Spread Between Unlevered IRR and RC Cost of Equity Capital

Projected Asset Cash Flows 13 Municipal Reimbursements • Asset - level cash outflows for the loans in UDF IV’s portfolio primarily consists of future funding requirements • Asset - level cash inflows primarily consists of interest and principal repayments • The borrowers for the acquired loans typically generate the cash proceeds for loan repayments via finished lot and land sales , m unicipal disbursements, and/or refinancing of the loans • Municipal Utility Districts (“MUDs”) o Municipal district issues tax exempt bonds to reimburse the developer for eligible infrastructure such as utilities and drainage o Bonds are repaid by property owners through taxes and fees • Other o Other applicable reimbursements may include a Public Improvement District ("PID") or a Tax Increment Reinvestment Zones ("TIRZ") Lot Sales • Lot sales involve selling individual lots to builders, often in bulk or in phases • Payments can be made upfront, or follow a takedown schedule with price escalations • Builders sign contracts for lot prices, purchase timelines, and construction standards • Earnest money in a builder lot development contract acts as a deposit to secure the builder's commitment to purchasing lots from the developer Cumulative Net Cash Flow 0LOOLRQV 8QOHYHUHG&DVK)ORZ /HYHUHG&DVK)ORZ Note: Projected asset - level cash flows per Ready Capital management include future funding requirements, interest and principal repayments through 2033. Levered scenario assumes asset level financing and reinvestment of financing proceeds at market rates.

Description of Contingent Value Right

READY CAPITAL.

Overview: UDF IV shareholders will receive a non-transferable CVR that has rights to 60% of any cash proceeds received between closing and December 31, 2028, from select loans in excess of the outstanding principal amount (~$13.3 million) of such loans and net of certain costs. The $13.3 million principal amount could increase to the extent additional fundings are made on the select loans. CVR holders will also receive consideration, payable at Ready Capital's option, in cash or additional Ready Capital shares, equal to the dividends paid on the Ready Capital shares issued under the CVRs during the period between the closing date and the share issuance date. The CVR is intended to allow UDF IV shareholders to receive additional consideration in the form of Ready Capital common shares to the extent that projected cash flows on select loans exceeds the corresponding outstanding principal balance for those loans included in the upfront stock consideration.

Expected Repayment: Based UDF IV cash flow projections for the select loans, all principal is expected to be repaid, with approximately $37 million of excess interest recovery collected by the end of 2028.

CVR Payouts: CVR payouts are made in Ready Capital shares based on realized cash flows divided by Ready Capital's most recent publicly reported tangible book value per share at the time of issuance.

Dividends: Dividends accrued on CVR shares are paid in cash or Ready Capital shares at Ready Capital's option.

Measurement Periods: There will be four cash flow measurement periods, the first commencing at the closing of the transaction and ending on December 31, 2025; the subsequent three measurement periods will each span the 2026, 2027, and 2028 calendar. years

Litigation Expenses: Any litigation expenses post-closing related to either pre-existing litigation involving UDF IV, its external advisor or its affiliates, or any litigation that arises from this transaction will be treated as a reduction to the CVR cash proceeds for the measurement period in which those litigation expenses are incurred.

14

United Development Funding IV Portfolio Overview

UDF IV Portfolio Summary

READY CAPITAL.

- As of November 15, 2024, UDF IV's portfolio consists of 23 loans located across the DFW, Houston, and San Antonio metros in Texas
- The underlying collateral is all fully entitled and the majority consists of paper lots that will be or are in the process of being developed into finished lots
- Majority of the loans in UDF IV's portfolio have a form of municipal reimbursement as part of the collateral package / source of repayment

Loan No.	MSA	Project Type	Entitlement Status	Reimbursement Type/Other	Weighted Avg. Coupon[2]		Principal and Accrued Interest Receivable, Gross[1]
Loan 1	Dallas-Ft. Worth	Entitled Land & Lot Dev	Fully Entitled	MUD	10.0%		15,432,894
Loan 2	Dallas-Ft. Worth	Entitled Land & Lot Dev	Fully Entitled	MUD	13.0%		76,629,525
Loan 3	San Antonio	Finished Lot	Fully Entitled	N/A	13.0%		547,167
Loan 4	San Antonio	Entitled Land & Lot Dev	Fully Entitled	N/A	13.0%		8,463,395
Loan 5	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	13.0%		39,445
Loan 6	Houston	Entitled Land & Lot Dev	Fully Entitled	MUD	13.0%		15,303,509
Loan 7[3]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	N/A	3.0%		23,303,511
Loan 8	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	PID	13.0%		25,419,422
Loan 9	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	N/A	13.0%		16,825,045
Loan 10	Dallas-Ft. Worth	-	N/A	Road Fees	13.0%		-
Loan 11	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	13.0%		38,534
Loan 12	Dallas-Ft. Worth	Finished Lot	Fully Entitled	MUD	13.0%		1,645,663
Loan 13	Dallas-Ft. Worth	Entitled Land & Lot Dev	Fully Entitled	MUD	13.0%		4,115,527
Loan 14[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	7.0%		58,068
Loan 15[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	7.0%		837,661
Loan 16[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	7.0%		3,050,603
Loan 17[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	13.0%		3,483,941
Loan 18[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	7.0%		4,656,969
Loan 19[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	7.0%		4,688,355
Loan 20[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	13.0%		6,269,821
Loan 21[4]	Dallas-Ft. Worth	Entitled Land & Lot Dev/Finished Lot	Fully Entitled	MUD	13.0%		7,306,637
Loan 22	Dallas-Ft. Worth	Entitled Land & Lot Dev	Fully Entitled	MUD	5.2%		27,580,911
Loan 23	Houston	Entitled Land & Lot Dev	Fully Entitled	MUD	13.0%		12,129,532
Total					**10.6%**	**$**	**257,826,135**

Note: Portfolio metrics as of November 15, 2024.

(1) Includes the gross book value of principal balances and accrued interest. Does not reflect any general or specific reserves UDF IV may have on its balance sheet. Certain loans have the potential for additional interest recovery above current book value.

(2) Weighted average coupon calculated using the gross book value of principal balances only.

(3) In addition to the loan collateral, a pledge of excess proceeds from the Loan 5 project will be used to partially repay the loan.

(4) Original loan collateral has been released. These loans are now secured by a deed of trust on a project in the Dallas-Ft. Worth market.

16

Asset Overview | Loan 2

READY CAPITAL.

Loan Summary	• $76.6M gross book value of principal and accrued interest secured by ±995 acres of fully entitled land planned for ±1,543 next phase lots of a 4,400-home master-planned mixed-use residential community in the DFW market with new homes ranging from $300k - $700k. • The project is located within a Municipal Utility District with a reimbursement agreement as additional collateral • Excellent demographic trends in immediate area; 22% annual population growth from 2010-2023; 17% annual population growth estimated for 2023-2028
Project Update	• Phase 1 is under construction with the first ±1,000 lots committed to 6 national homebuilders
Commitment / Gross Book Value / Unfunded	• $85M (original commitment) / $76.6M gross book value of principal and accrued interest / ~$11M of future funding needs anticipated
Matures (Originated)	• 12/31/2028 (7/31/2012)
Post-Merger Asset Management Strategy	• Sponsor will continue development plan to generate full value of the collateral
Conclusion	• Large, well collateralized, development loan secured by a fully entitled project in early stages of development, but has momentum given phase I infrastructure under construction • Longer duration repayment time horizon with repayment from the sale of land, lots and receipt of municipal reimbursements as the community is completed

Note: Loan number refers to the table on page 16.

17

Asset Overview | Loans 11-21

READY CAPITAL.

Loan Summary	• $36.1M gross book value of principal and accrued interest secured by ±360 acres fully entitled land planned for the final ±1,317 lots of a ±3,278 home master-planned community in the DFW market • The project is located within a Municipal Utility District with a reimbursement agreement as additional collateral. • Strong demographic trends in nearby area; 12% annual population growth 2010-2023; 17% annual population growth estimated for 2023-2028
Project Update	• Community build-out has progressed over several years with home building programs from 5 national home builders completing nearly 2,000 homes to date with new phases of lots delivered each of the past several years
Commitment / Gross Book Value / Unfunded	• $143M (original commitment) / $36.1M gross book value of principal and accrued interest / ~$6.3M of future funding needs anticipated
Matures (Originated)	• 12/31/2028 & 2/22/2027 (2011-2024)
Post-Merger Asset Management Strategy	• Sponsor will continue development plan to generate full value of the collateral
Conclusion	• Large, established master-planned community with proven market demand • Limited future funding with builder contracts in place, providing predictability of cash flow • Longer duration repayment time horizon with repayment from the sale of land, lots and receipt of municipal reimbursements as the community is completed

Note: Loan number refers to the table on page 16.

18

Asset Overview | Loan 22 19 • $27.6M gross book value of principal and accrued interest financing a land banking transaction for ± 1,506 acres of entitled land to be developed into phases 2+ of a ± 1,853 - acre master - planned residential community in the DFW market with new homes ranging from $300k - $700k • The project is located within a Municipal Utility District with a reimbursement agreement as additional collateral. • Strong demographic trends in nearby area; 12% annual population growth 2010 - 2023; 17% annual population growth estimated for 2023 - 2028 Loan Summary • Developer is preparing to move forward with phase 1 construction Project Update • $27.3M (original commitment) / $27.6M gross book value of principal and accrued interest / no future funding obligations anticipated Commitment / Gross Book Value / Unfunded • 3/31/2025 (10/17/2013) Matures (Originated) • Should the note not payoff by maturity, seek a short - term extension with an increased interest rate Post - Merger Asset Management Strategy • Large scale, fully entitled project in the early stages of development but gaining momentum • Phase 1 owner/borrower has ability to bring in equity if necessary • Loan extension, if executed, would bring interest rate to market level Conclusion Note: Loan number refers to the table on page 16.

Dallas-Fort Worth Market | Housing Trends

READY CAPITAL.

- According to Milken Institute's Best-Performing Cities 2024 report published in February 2024, Dallas was ranked 8th in the nation among best-performing large-tier cities and second only to Austin in the state of Texas
- Underlying supply-demand dynamics particularly in the Dallas-Fort Worth metro area – the largest geographic cohort of UDF IV's portfolio – are strong
  - **Demand:** Highway 75 corridor is seeing greater development activity spurred by new jobs at the TI and GlobiTech chip plants near the northern border of the Dallas metro area
  - **Supply:** Vacant developed lots (VDL) supply inched lower in Q2 2024 but is 8% higher YoY and remains near its 5-year peak as new home sales and construction activity slow; however, VDL supply remains below equilibrium (24-mos)

New Home Sales

Sales: 39,127 ↓ (Last 12 Months)

Avg. Sales Rate: 2.2 ↓ (Last 12 Months)



Sales
Avg. Sales Rate
5k
4k
3k
2k
1k
3.0
2.8
2.5
2.3
2.0
Sep
Nov
Jan
Mar
May
July
Sep
Nov
Jan
Mar
May
July
Sep
2023
2024

Total Housing Inventory

Avg. Construction MOS: 5.6 ↑ (2Q 2024)

Finished Vacant MOS: 2.3 ↑



Under Construction
Finished Vacant
Models
50k
40k
30k
20k
10k
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
2020
2021
2022
2023
2024

Annual Observed Starts vs. Annual Observed Closings

Starts: 44,769 (12.2%)

Closings: 44,986 (-7.1%)



Starts
Closings
70k
60k
50k
40k
30k
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
3Q
4Q
1Q
2Q
2020
2021
2022
2023
2024

Source: Zonda.; data as of Q2 2024.

20

Dallas - Fort Worth Market | Population Trends 21 Population Growth: 1958 - 2023 (Indexed to 1958) Population Growth: Average Annual Percent Change by Decade Population Growth: 1958 - 2023 (Indexed to 1969) Population Growth: Average Annual Percent Change by Decade • Texas and the Dallas - Fort Worth Metropolitan Statistical Area (DFW MSA) have a long history of robust demographic and growth fun damentals, consistently surpassing the average population growth rates of the United States 100 125 150 175 200 225 250 275 300 325 350 1958 1965 1972 1979 1986 1993 2000 2007 2014 2021 Texas United States 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1960-1969 1970-1979 1980-1989 1990-1999 2000-2009 2010-2019 2020-2023 2023 Texas United States 100 125 150 175 200 225 250 275 300 325 350 1969 1974 1979 1984 1989 1994 1999 2004 2009 2014 2019 Dallas-Fort Worth-Arlington MSA Texas United States 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 1970-1979 1980-1989 1990-1999 2000-2009 2010-2019 2020-2022 2022 Dallas-Fort Worth-Arlington MSA Texas United States Sources: Texas REAProject.org; United States REAProject.org; Regional Income Division, BEA.